Exhibit 10.2c

AMENDMENT TO

LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This AMENDMENT TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Amendment”) is made effective December 13, 2003 (the “Effective Date”), by and between Methodist Healthcare System of San Antonio, Ltd., d/b/a Southwest Texas Methodist Hospital, a Texas Corporation (“Hospital”), and GK Financing, LLC, a California limited liability company (“GKF”).

RECITALS

WHEREAS, on October 29, 1996, GKF and Hospital executed a Lease Agreement for a Gamma Knife Unit, and an Addendum dated October 31, 1996 (collectively, the “Original Lease”);

WHEREAS, the parties desire to amend the terms and provisions of the Original Lease as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.          Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meaning set forth in the Original Lease.

2.          Lease Extension. The original ten (10) year Gamma Knife Service Term set forth in Paragraph 3 of the Original Lease shall be extended for an additional two (2) years plus the number of days the Equipment is not available for clinical use during Cobalt reloading (the “Cobalt Reloading Period”). The Commencement Date of the Gamma Knife Service Term was March 17, 1998, and the Cobalt Reloading Period consisted of twenty-two (22) days. Accordingly, the date on which the Gamma Knife Service Term expires shall be extended from March 16, 2008 to April 7, 2010, (which includes the Cobalt Reloading Period).

3.          Cobalt Reload. The existing Cobalt-60 was removed from, and new Cobalt-60 reloaded into, the Equipment during the Cobalt Reloading Period commencing on or about December 13, 2003. The costs to remove and reload Cobalt-60 on the Equipment shall be the sole responsibility of GKF.

4.          Paragraph 5 of the Original Lease shall be deleted in its entirety.

5.          Marketing Support. Paragraph 6 of the Original Lease shall be deleted in its entirety and replaced with the following:

Per Procedure Payments. As its sole consideration for the lease of the Equipment and the provision of administrative support, Hospital shall pay GKF the per procedure payment of eight thousand five hundred dollars ($8,500) for each procedure that is performed using the Equipment during the first five (5) years of this Agreement starting from the Commencement Date (i.e., from March 17, 1998 through March 16, 2003).

“The per procedure payments during the sixth (6th) year of this Agreement as extended by the Cobalt Reloading Period (i.e., from March 17, 2003 through April 7, 2004) shall be determined as follows:

“Annual Procedures	Per Procedure Payment
1-100	$8,200
101-125	$7,000
126- 150	$6,000
151+	$5,000

“The per procedure payments during the seventh (7th) year of this Agreement and during each subsequent year thereafter through the expiration of this Agreement (i.e., from April 8, 2004 through April 7, 2010) shall be determined as follows:

“Annual Procedures	Per Procedure Payment
1-150	$5,242 (or $5,800 if applicable pursuant to Section 8(e) below)
151+	$4,000

“Notwithstanding anything to the contrary set forth herein, (a) for purposes of determining the per procedure payment, the number of annual procedures performed shall be reset to zero (0) on March 17, 2003, on April 8, 2004, and on each April 3th thereafter through the expiration of this Agreement ; and (b) there shall be no retroactive adjustment of the per procedure payment irrespective of whether the number of procedures performed reaches a lower per procedure payment level. For example, if 155 procedures are performed during the eighth year, Hospital would pay $5,242 for each of the first 150 procedures, and $4,000 for each of the next five procedures (i.e., for procedures 151 through 155).

“If no procedures are performed utilizing the Equipment, no charges shall be incurred by Hospital.

“A procedure shall be defined as a single patient treatment session that may include one or more isocenters during that session. Hospital shall be billed on the fifteenth (15th) and the last day of each month for the actual number of procedures performed during the first and second half of the month, respectively. Hospital shall pay the procedures invoiced within thirty (30) days after being invoiced. Interest shall accrue at the rate of 1-1/2% per month on all invoices remaining unpaid after 45 days.”

6.	Paragraph 8(e) of the Original Lease shall be deleted in its entirety and replaced with the following:

(e)	Use best efforts to develop and implement an ongoing marketing program that is specific to the Equipment (the “Marketing Program”), which shall include, without limitation (i) providing reasonable and customary marketing materials (i.e., brochures, announcements, seminars for physicians by neurosurgeons and radiation therapists, etc.) for the Gamma Knife service to be operated by the Hospital; and (ii) employing an individual, who shall be employed only after consultation with GKF, whose primary responsibility shall be to provide marketing services for the Gamma Knife service to be operated by the Hospital (the “Marketing Employee”). All of the costs and expenses of the Marketing Program, including, without limitation, all compensation paid to the Marketing Employee, shall be borne solely by Hospital.

The Marketing Program including, without limitation, all advertisements, brochures and other marketing materials, shall be subject to review by GKF prior to their use. Hospital and GKF shall discuss the Marketing Program on a regular basis, which shall be not less than once per month. In the event Hospital materially fails to provide marketing efforts under the Marketing Program generally consistent with the level and scope of such efforts, as made by Hospital during its 2003 fiscal year, and such material failure continues for at least thirty (30) calendar days, GKF at is option may either (i) terminate this Agreement upon providing Hospital with thirty (30) calendar days written notice; or (ii) upon providing fifteen (15) calendar days written notice to Hospital, increase the per procedure payments owed by Hospital from $5,242 per procedure to $5,800 per procedure for each of the first one hundred fifty (150) procedures during the seventh (7th) year of this Agreement and during each subsequent year thereafter through the expiration of this Agreement (i.e., from April 8, 2004 through April 7, 2010) subject to the procedures set forth in Section 6 of this Agreement.

6.	Paragraph 17 of the Original Lease shall be deleted in its entirety and replaced with the following:

“17.	Options.

“(a)          Hospital shall have the option, exercisable as set forth below to:

“(i) Renegotiate this Agreement on terms mutually agreeable to GKF for a specified renewal term taking into account the first twelve (12) years of activity of the Equipment at the Site. Pursuant to Paragraph 17(a)(ii), if terms and conditions of an extension are not executed by both parties by the end of the eleventh (11th) year of the Gamma Knife Service Term (as extended by the Cobalt Reloading Period (i.e., April 7, 2009), this Agreement shall terminate. Both parties shall negotiate in good faith on the terms and conditions of an extension of this Agreement.

“(ii) Terminate this Agreement. If Hospital fails to renew this Agreement as provided in Paragraph 17(a)(i) above, GKF shall, at its sole expense remove the Gamma Knife within a reasonable period of time after the expiration of the Gamma Knife Service Term. Hospital shall cooperate in good faith in such removal.

“(iii) Purchase the Equipment from GKF at the end of the Gamma Knife Service Term, at a price equal to One Dollar ($1.00) if at least one thousand seven hundred (1,700) paid procedures have been performed during the Gamma Knife Service Term.

“(iv) Purchase the Equipment from GKF at the end of the Gamma Knife Service Term at a price equal to 80% of its Fair Market Value. Should Hospital pay for the cost to reload the Cobalt on the Equipment during the original Gamma Knife Service Term, any increase in Equipment value attributed to Cobalt reloading will be excluded from determining the Equipment's Fair Market Value.

“Hospital shall exercise one (1) of the four (4) options referred to above, by mailing an irrevocable written notice thereof to GKF at Four Embarcadero Center, Suite 3700, San Francisco, California, 94111, by certified mail, return receipt requested, postmarked on or before the end of the eleventh (11th) year of the Gamma Knife Service Term (as extended by the Cobalt Reloading Period (i.e., April 7, 2009). Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the four (4) options referred to above Hospital is exercising.

7.          Full Force and Effect. Except as otherwise amended hereby or provided herein, all of the terms and provisions of the Original Lease shall remain in full force and effect. Notwithstanding the foregoing, to the extent of any conflict or inconsistency between the terms and provisions of this Amendment and that of the Original Lease, the terms and provisions of this Amendment shall prevail and control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

“HOSPITAL”		“GKF”

Methodist Healthcare System of San Antonio, Ltd, d/b/a Southwest Texas Methodist Hospital		GK Financing, LLC
		By:	/s/ Craig K. Tagawa
By:	/s/ James C. Scoggin, Jr.		Craig K. Tagawa
Name:	James C. Scoggin, Jr.		Chief Executive Officer
Title:	Executive Vice President

Approved as to Form:

By:	/s/ Elizabeth Henry
Elizabeth Henry
General Counsel